Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to the financial condition and results of operations of Salix Pharmaceuticals, Ltd. (the “Company” or “Salix”) to give effect to the following items: (i) the effects of our acquisition of Santarus, Inc. (“Santarus”) (the “Merger”), (ii) the incurrence of an aggregate of $1.2 billion of indebtedness under a six-year senior term loan B facility (the “Term Loan B Facility”) and (iii) the issuance of $750.0 million of 6.00% Senior Notes due 2021 (the “Notes”).

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is based on and derived from and should be read in conjunction with the historical audited financial statements of Salix for the year ended December 31, 2013 (included as Exhibit 99.3) and historical audited financial statements of Santarus for the year ended December 31, 2013 (included as Exhibit 99.1 herein). A pro forma balance sheet and statement of operations as of and for the interim period ended March 31, 2014 has not been included as the Merger closed on January 2, 2014 and the effects thereof are fully reflected in our condensed combined balance sheet and statement of operations as of and for the three months ended March 31, 2014 (which are available in Salix’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014).

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 assumes that the Merger occurred on January 1, 2013. The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the results of operations that would have been realized had the Merger occurred as of the date indicated, nor is it meant to be indicative of any future results of operations that the combined company will experience. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable or which may occur subsequent to the Merger or the impact of any non-recurring activity and one-time transaction related costs. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined statement of operations to give effect to pro forma events that are (1) directly attributable to the Merger and financings related thereto, (2) factually supportable and (3) are expected to have a continuing impact on the combined results of operations.

The Merger has been accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standard Codification No. 805, “Business Combinations,” (“ASC 805”) and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Under ASC 805, the Company values most assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The process for estimating the fair values of in-process research and development (“IPR&D”) and other identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals. Under ASC 805, transaction costs are not included as a component of consideration transferred, and are expensed as incurred. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities as of the effective date of the acquisition is allocated to goodwill in accordance with ASC 805. Certain valuations of tax-related assets and liabilities are expected to be completed as soon as practicable but no later than one year after the consummation of the Merger. The purchase price allocation is subject to completion of the Company’s final analysis of the fair value of these assets and liabilities of Santarus as of the effective date of the Merger. These tax-related adjustments could be material. The establishment of the fair value of the consideration for the acquisition and the allocation to identifiable tangible and intangible assets and liabilities requires the extensive use of accounting estimates and management judgment. The Company believes the fair values assigned to the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions using currently available data.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

	Historical Salix	Historical Santarus (3)	Pro Forma Adjustments			Pro Forma Combined
	(in thousands, except per share data)
Revenues:
Net product revenues	$933,838	$384,493	$—			$1,318,331
Costs and expenses:
Cost of products sold (excluding amortization of product rights and intangibles)	179,392	99,806	—			279,198
Amortization of product rights and intangible assets	44,744	6,376	168,639	4	(a)	219,759
Research and development	149,974	31,891	—			181,865
Selling, general and administrative	304,215	141,729	—			445,944
Change in acquisition-related contingent consideration	(16,200)	8,022	—			(8,178)

Total costs and expenses	662,125	287,824	168,639			1,118,588

Income (loss) from operations	271,713	96,669	(168,639)			199,743
Interest expense, net	(59,648)	(271)	(104,141)	4	(b)	(164,060)

Income (loss) before provision for income tax	212,065	96,398	(272,780)			35,683
Income tax (expense) benefit	(69,031)	50,412	106,384	4	(c)	87,765

Net income	$143,034	$146,810	$(166,396)			$123,448

Earnings per Share:
Basic	$2.31					$2.00
Diluted	$2.18					$1.88
Weighted average shares outstanding:
Basic	61,792					61,792
Diluted	65,692					65,692

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

1. Description of Transactions

On November 7, 2013, the Company and Santarus, among others, entered into the Merger Agreement, pursuant to which the Company agreed to conduct a cash tender offer to purchase all of the issued and outstanding shares of Santarus common stock for $32.00 per share in cash (without interest but less any applicable withholding taxes).

On January 2, 2014, the Company completed the tender offer. Following completion of the tender offer, an indirect, wholly owned subsidiary of the Company was merged with and into Santarus, with Santarus continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of the Company.

The aggregate costs incurred by the Company to purchase the shares of Santarus common stock tendered as part of the tender offer and to pay the Merger consideration, along with the cash payments to settle the outstanding options to purchase shares and to pay the fees and expenses incurred in connection with the Merger and the related financing, totaled approximately $2.8 billion. The Company funded these costs with a combination of (i) cash on hand, (ii) the proceeds from the issuance of the Notes and (iii) loans under the Term Loan B Facility.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under the provisions of ASC 805 and was based on the historical financial information of the Company and Santarus. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets to be acquired based on their estimated fair values as of the date the Merger is consummated. Such fair values are based on available information and certain assumptions that we believe are reasonable. Management has made an allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various estimates. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances.

The following table summarizes the fair values of the assets acquired and liabilities assumed at January 2, 2014, the date of acquisition:

($ in thousand)	January 2, 2014
Total consideration	$2,671,212

Tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$171,259
Restricted Cash	750
Investments	44,867
Accounts receivables	50,634
Inventory	49,498
Current deferred tax assets	147,522
Prepaid expenses and other current assets	8,823
Property and equipment, net	1,064
Other assets acquired	731
Accounts payable	(12,097)
Accrued expenses	(21,497)
Reserve for product returns, rebates and chargebacks	(40,892)
Long-term deferred tax liabilities	(533,065)
Other liabilities assumed	(7,180)

Total tangible assets acquired and liabilities assumed	(139,583)

Intangible assets acquired:
Currently marketed products	1,554,000
In-process research & development products (IPR&D)	83,000
Contractual agreements	44,000

Total intangible assets acquired	1,681,000

Total tangible and intangible assets acquired and liabilities assumed	1,541,417

Goodwill	$1,129,795

3. Historical Santarus – Reclassification

Financial information presented in the “Historical Santarus” column in the unaudited pro forma condensed combined statement of operations has been reclassified to conform to the historical presentation in Salix’s consolidated financial statements as follows:

Reclassifications included in the unaudited pro forma condensed combined statement of operations

Year Ended December 31, 2013

	Santarus
	Before Reclassification	Reclassification		After Reclassification
	(in thousands)
Royalty revenues	$3,339	$(3,339	)(i)	$—
Net product revenues	$381,154	$3,339	(i)	$384,493
Cost of products sold	$23,282	$76,524	(ii)	$99,806
Amortization of product rights and intangibles	$—	$6,376	(iii)	$6,376
Licensing and royalty fees	$95,922	$(95,922	)(ii)(iii)	$—
Research and development	$26,891	5,000	(iii)	$31,891
Change in acquisition-related contingent considerations	$—	$8,022	(iii)	$8,022

(i)	Represents $3.3 million of “Royalty revenues” for the year ended December 31, 2013, reclassified to “Net product revenues.”
(ii)	Represents an increase of $76.5 million to “Cost of products sold,” reflecting a reclassification of royalty fees from “Licensing and royalty fees,” for the year ended December 31, 2013.
(iii)	Represents a reclassification of license fees from “Licensing and royalty fees” to the following accounts: $6.4 million related to the reclassification to “Amortization for product rights and intangibles”; $8.0 million related to the reclassification to “Change in acquisition-related contingent consideration” and $5.0 million related to the reclassification to “Research and development” for the year ended December 31, 2013.

4. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(a)	Reflects the incremental amortization expense resulting from the fair value adjustments for purchase accounting for the Merger as follows in thousands, except years:

	Weighted Average Useful Life (years)	Estimated Fair Value	Year Ended December 31, 2013
IPR&D	N/A	$83,000	$—
Product rights on currently marketed products	15.7	1,554,000	170,615
Licensing agreements	10.0	44,000	4,400

Total pro forma amortization expense			175,015
Less: historical amortization expense			6,376

Net adjustment			$168,639

(b)	Reflects the incremental interest expense related to the Company’s debt structure after the Merger, comprised of the Notes and borrowings under the Term Loan B Facility, as follows (in thousands):

Year Ended December 31, 2013
Interest on Term Loan B Facility of $1.2 billion and the $750.0 million Notes at an assumed weighted average cash interest rate of approximately 4.92%	96,000
Amortization of debt issue costs and original issue discount	8,141

Total adjustment	$104,141

A 1/8th percent change in the weighted average interest rate would have increased or decreased the pro forma annual cash interest expense on the $1.95 billion aggregate indebtedness under the Term Loan B Facility and the Notes at the closing of the Merger by approximately $2.4 million.

(c)	Represents the income tax effect of the pro forma adjustments using a combined federal and state statutory income tax rate of 39.0%. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition integration activities, cash needs and the geographical mix of income.